EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2025, with respect to the consolidated financial statements included in the Annual Report of GrowGeneration Corp. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of GrowGeneration Corp. on Forms S-8 (File No. 333-285995 and File No. 333-226646).

/s/ GRANT THORNTON LLP
Denver, Colorado
March 20, 2026